EXHIBIT 99.1

Home Office	Contact: William Snyder
PO Box 852800 - Richardson, Texas 75085-2800	Acting Chief Executive Officer
Phone: (972) 808-2923

FOR IMMEDIATE RELEASE

FURR’S RESTAURANT GROUP, INC. REPORTS
RESIGNATION OF CEO, HIRING OF CHIEF RESTRUCTURING OFFICER
AND PRELIMINARY AGREEMENT WITH LENDER GROUP

        Richardson, Texas, September 26, 2002 – Furr’s Restaurant Group, Inc. (AMEX:FRG) announced today that Craig Miller, its President and Chief Executive Officer, has resigned. Mr. Miller will be succeeded by William Snyder, a principal of Corporate Revitalization Partners, LLC, who was appointed by the Company’s Board of Directors to serve as Chief Restructuring Officer and acting CEO. The Company also announced that it has reached a preliminary understanding with its lender group pursuant to which the lenders will refrain from taking action upon existing defaults under the Company’s credit agreements for a period of twelve weeks while the Company implements plans to improve its operating performance.

        In August 2002, the Company announced that it had suffered a serious decline in same store revenues and operating results during the second quarter of the year based upon a combination of factors, including continued downward trends in the cafeteria segment of the restaurant industry and the failure of the Company’s effort to increase its customer counts by repositioning and actively advertising its service offering and pricing scheme beginning in April 2002. In the face of these unfavorable trends, the Company must increase its customer traffic and revenues, and implement significant cost reductions, if it is to return to a level of operating profit consistent with its results in prior periods.

        Craig S. Miller, President and CEO, stated: "I and the rest of the Furr’s management team have been working diligently with Corporate Revitalization Partners over the past month to address the Company’s recent operating losses and liquidity issues. I am disappointed to be leaving Furr’s under these trying conditions, but it has become clear to me during this process that the immediate task before the Company is quite different than was perceived to be the case when I was hired a year ago. I had hoped that my background in developing casual dining concepts would help revitalize the Company’s cafeterias and support the growth of its promising Furr’s Family Buffet concept. I believe the Company will benefit from the focused skills of an experienced turnaround manager like William Snyder.” Mr. Miller will be pursuing his personal business interests and continuing to devote time to service as a director of the National Restaurant Association.

        The Company also announced that it had reached a preliminary understanding with its lender group pursuant to which they will refrain from taking action upon existing payment and covenant defaults under the Company’s credit agreements for a period of twelve weeks while the Company implements plans to improve its operating performance. The preliminary understanding is subject to completion of definitive written agreements which will provide for, among other things, expanded reporting to the lenders, increased access to management and a covenant that the Company’s operating results will track the Company’s current budget.

        William Snyder, the Company’s Chief Restructuring Officer and acting CEO, said: “We are pleased that our lenders are working with us to address the business and financial issues facing the Company. A number of opportunities for the Company to make changes to boost customer counts and revenues have been identified, as well as areas for significant cost cutting, including reduction of overhead and lease costs. We expect to test and implement these changes over the next twelve weeks as we develop a longer-term strategic plan to build on the Company’s strengths and address its weaknesses.”

        Furr's Restaurant Group, Inc. operates 88 cafeterias under the Furr’s and Bishop’s names in 11 midwestern, southwestern and western states. The Company also operates Dynamic Foods, its food preparation, processing and distribution division, in Lubbock, Texas.

        Note: Forward-looking statements regarding management’s present plans involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: adverse conditions in the restaurant industry and other competitive factors, governmental regulation, pending and possible future litigation, seasonality of business, loss of material suppliers or increases in the costs of raw materials used in the Company’s food products, termination of key franchise and/or license agreements, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.